ENVY AT POMPANO BEACH

Historical Statement of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2026 and 2025 (Unaudited) (in thousands)

The following unaudited historical statement of revenues and certain operating expenses of Envy at Pompano Beach (the “Property”), a 214-unit apartment community held through Envy Development PB, LLC and its wholly-owned subsidiary, is presented under Rule 3-14 of Regulation S-X. It should be read together with the audited statement of revenues and certain operating expenses of the Property for the year ended December 31, 2025, which is filed separately.

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
Revenue
Rental and other property revenues	$2,861	$2,459
Total revenue	2,861	2,459
Certain operating expenses
Property operating expenses	903	929
Taxes and insurance	641	1,019
Total certain operating expenses	1,544	1,948
Revenues in Excess of Certain Operating Expenses	$1,317	$511

Notes to the Historical Statement of Revenues and Certain Operating Expenses

1. Basis of presentation. The Property is a 214-unit residential apartment community located in Pompano Beach, Florida, held through Envy Development PB, LLC and its wholly-owned subsidiary, Envy Development DE, LLC. This statement has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X and is not intended to be a complete presentation of the Property’s revenues and expenses. It is not representative of the actual operations of the Property for the periods presented. The interim statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. They have been prepared on a basis consistent with the audited statement of revenues and certain operating expenses of the Property for the year ended December 31, 2025.

2. Excluded expenses. In accordance with Rule 3-14, the statement excludes expenses not comparable to the proposed future operations of the Property, including mortgage interest, depreciation and amortization, management fees, and income taxes. As a result of these exclusions, the statement is not indicative of the results of operations of the Property going forward.

3. Revenue recognition. The Property’s residential units are leased to tenants under agreements that are generally one year in length and are accounted for as operating leases under ASC 842, with rental revenue recognized on a straight-line basis when collectibility is probable. Tenant reimbursements and other property fees are recognized when the related services are provided.

4. Cash flow information. Separate historical statements of cash flows for the Property are not presented. Because the statement excludes mortgage interest, depreciation, amortization, management fees and income taxes, historical cash flow information on a basis comparable to the Property’s future operations is not available.

5. Material factors. Rental and other property revenues increased from $2.46 million for the six months ended June 30, 2025 to $2.86 million for the six months ended June 30, 2026, and vacancy losses were lower in the 2026 period. Taxes and insurance for the six months ended June 30, 2026 include a real estate tax refund of approximately $202,000, which is non-recurring. The historical amounts exclude, or do not reflect, items that will affect the Property’s future operations, including mortgage interest on the acquisition financing and the Company’s go-forward insurance program. Management is not aware of any other material factors relating to the Property that would cause the reported financial information not to be indicative of future operating results.

6. Subsequent event. On September 23, 2026, the Property was acquired by Stewards, Inc. in a transaction accounted for as an asset acquisition under ASC 805-50.